Exhibit 10.2

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this "Agreement") is made as of the 14th day of October 2003 between Glowpoint, Inc., a Delaware corporation having its principal office at 225 Long Avenue, Hillside, New Jersey 07205 (hereinafter "Glowpoint"), and Richard Reiss, c/o Glowpoint, Inc., 225 Long Avenue, Hillside, New Jersey 07205 (hereinafter "Employee").

WHEREAS, Employee and Glowpoint entered into an Employment Agreement on January 2, 2001 which was amended April 24, 2002, July 30, 2002 and January 1, 2003 (collectively, the "Employment Agreement");

WHEREAS, under the Employment Agreement, Employee has served Glowpoint as its Chief Executive Officer and possesses certain executive-level knowledge of Glowpoint, the videoconferencing industry, and competitors of Glowpoint;

WHEREAS, pursuant to this Agreement, effective as of October 14, 2003 (the "Effective Date"), Employee will no longer serve Glowpoint as its Chief Executive Officer;

WHEREAS, this Agreement amends and restates the Employment Agreement in its entirety effective as of the Effective Date; and

WHEREAS, Glowpoint wishes to retain Employee to assist Glowpoint's management in the development and marketing of Glowpoint's Glowpoint network, including participating in the development of additional network features and the formulation of pricing plans, and to provide general executive-level advice regarding Glowpoint, the videoconferencing industry, and competitors of Glowpoint.

NOW, THEREFORE, in consideration of their mutual promises made herein, and for other good and valuable consideration, the parties hereby agree as follows:

      1. Employee Duties. Employee shall (a) assist Glowpoint's management in the development and marketing of Glowpoint's Glowpoint network, including participating in the development of additional network features and the formulation of pricing plans, and (b) provide general executive-level advice regarding Glowpoint, the videoconferencing industry, and competitors of Glowpoint. Employee shall devote such portion of his business time as is reasonably required to fully perform his services under this Agreement.

      2. Termination of Employment as Chief Executive Officer. Employee's final date of employment as Chief Executive Officer of Glowpoint is October 14, 2003.

      3. Term of Agreement. The term of Employee's services under this Agreement (the "Employment Term") shall commence as of the date hereof and shall terminate on December 31, 2004.

      4. Compensation. As compensation for Employee's services under this Agreement, for a period of three months, from October 1, 2003 until December 31, 2003, Glowpoint shall pay Employee salary payments in a total amount equal to $82,500, less authorized and required deductions. These salary payments shall be


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            in lieu of and not in addition to any payments to which Employee would otherwise be entitled pursuant to the Employment Agreement during this period and shall be paid in accordance with Glowpoint's regular payroll practices during this period on Glowpoint's regular paydays. Beginning January 1, 2004, Glowpoint shall pay Employee a salary of $150,000 (the "Salary") for the remainder of the Employment Term, in the amount of $12,500 per month, payable on the fifteenth day of each month. Employee's rights as an optionee under Glowpoint's 2000 Stock Incentive Plan (the "Plan") shall continue to be governed by the terms of the Plan and of the associated stock option agreements currently in effect (the "Award Agreements"). Glowpoint shall, in addition to Employee's compensation, reimburse Employee for any reasonable expenses incurred by Employee in the performance of his duties under this agreement, upon submission of evidence thereof reasonably satisfactory to Glowpoint, including but not limited to:

(a) Employee's BMW car lease through its expiration on December 31, 2004, as well as related service and insurance costs;

(b) Employee's cell phone monthly charges through December 31, 2004, including the cost of all calls made by Employee in the performance of his duties under this agreement;

(c) the cost to maintain a Glowpoint line and a business telephone line at Employee's home through December 31, 2004, as well as the cost of all video and telephone calls made by Employee in the performance of his duties under this agreement;

(d) Employee's business travel expenses related to performance of his duties under this Agreement through December 31, 2004, which expenses have been pre-approved by Glowpoint; and

(e) the premiums on a life insurance policy in the principal amount of $1,000,000 for a term through December 31, 2004, containing substantially the same terms and conditions as the life insurance policy currently maintained by Glowpoint on Employee's life, payable to Employee's designated beneficiary or Employee's estate.

      5. Bonus and Benefits. In addition to the above-listed compensation and expense reimbursements, Employee shall be entitled to:

            (a) payment upon execution of this Agreement of a cash bonus in the amount of $50,000 less authorized and required deductions.

(b) retain the laptop computer, cell phone and Polycom ViewStation and associated monitor currently in Employee's possession which were purchased by Glowpoint for Employee's use.


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(c)   extension of the post-termination exercise period under the Plan and each
      Award Agreement to twenty-four (24) months after the expiration of the Employment Term; provided, however, that to the extent not exercised within the time permitted by law for the exercise of incentive stock options following the termination of Employee's employment, such options shall convert automatically to non-qualifying stock options.

(d) In the event that Employee elects COBRA coverage following the termination of the Employment Term, Glowpoint will, for the eighteen (18) month period provided pursuant to COBRA following such termination, pay the applicable COBRA premiums on Employee's behalf to maintain Employee's individual and family Glowpoint health insurance coverage (including without limitation hospital and dental care). As of the termination of that 18-month period, Employee will be solely responsible for all applicable insurance premiums.

      6. Confidential Information; Non-Solicitation. Except as required in connection with the performance of services to Glowpoint, Employee shall not, during or after the termination of the Employment Term, use or disclose to any person, partnership or corporation any confidential business information or trade secrets of Glowpoint obtained or learned by Employee during the Employment Term. Employee also agrees that he shall not, for a period of one (1) year following the termination of the Employment Term, induce any employee of Glowpoint to terminate his or her employment with Glowpoint. Solely with respect to this Paragraph 6 and Paragraph 7 herein, the term "Employment Term" shall include all periods of Employee's employment with Glowpoint, including those which precede the date hereof.

      7. Work Product. Employee hereby agrees that all ideas, creations, improvements and other works of authorship created, developed, written or conceived by Employee within the scope of his employment under this agreement at any time during the Employment Term are works for hire and shall be the property of Glowpoint free of any claim whatever by Employee or any person claiming any rights or interests through Employee.

      8. Employee's Other Endeavors. Glowpoint acknowledges that Employee plans to pursue employment or consultancy engagements by parties other than Glowpoint ("Other Endeavors") and that Employee shall (subject to the final sentence of Paragraph 1 above) have the unrestricted right to pursue Other Endeavors, whether or not any such Other Endeavor results in a conflict of interest with the interests of Glowpoint (a "Conflict"). If Employee secures any Other Endeavor (of which Employee shall promptly notify Glowpoint, for purposes of this Paragraph 8), (a) Employee shall have the right to terminate the Employment Term effective upon no less than least ten days' prior written notice to Glowpoint and (b) if Glowpoint reasonably determines that such Other Endeavor results in a Conflict, Glowpoint shall have the right to terminate the Employment Term effective upon no less than ten days' prior written notice to Employee (provided that, in the event of such a termination under this Paragraph 8, Employee shall


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            nevertheless continue to be entitled to receive any then-outstanding installments of the Salary when otherwise payable hereunder through the end of the Employment Term).

      9. Miscellaneous. This agreement is made in the State of New Jersey and shall be governed by the laws of the State of New Jersey. The parties in any action arising from this Agreement shall be subject to the jurisdiction and venue of the federal and state courts, as applicable, situated within the State of New Jersey. This agreement constitutes the entire agreement, and shall supersede any prior or contemporaneous agreement oral or written, between the parties hereto regarding Employee's services to Glowpoint as an employee as and from the Effective Date forward and may not be modified or amended except by a written document signed by the party against whom enforcement is sought. This agreement may be signed in more than one counterpart, in which case each counterpart shall constitute an original of this agreement.

IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.

GLOWPOINT, INC.


                                        By: /s/ Christopher A. Zigmont
                                           -------------------------------------
                                            Name:
                                            Title:


                                            /s/ Richard Reiss
                                           ------------------------------------
                                            Richard Reiss


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